Exhibit 14.1

724 SOLUTIONS INC.
CODE OF ETHICS

1.	SCOPE & OBJECTIVES.

724 Solutions Inc. and its subsidiaries (collectively, the “Company”) have adopted this Code of Ethics to apply to all directors, officers and employees of the Company. Its purpose is to promote honest and ethical conduct and compliance with the law. This Code of Ethics also includes specific provisions that are applicable to (i) the Company’s Chief Executive Officer, Chief Financial Officer, and Controller with respect to the maintenance of the Company’s financial records and the preparation of financial statements filed with the Securities and Exchange Commission and Canadian securities regulatory authorities, and (ii) the Company’s legal counsel with respect to standards of professional conduct for lawyers. The obligations of this Code of Ethics supplement, but do not replace, the code of conduct applicable to all employees as set out in the Company’s policy entitled “The Way We Do Business” or any other Company policies.

2.	ETHICS.

The Company and each of its directors, officers and employees, wherever they may be located, must conduct its and their affairs with uncompromising honesty and integrity. Business ethics are no different than personal ethics - the same high standard applies to both. Directors, officers and employees of the Company are required to adhere to the highest standards regardless of local custom. In this regard, directors, officers and employees are expected to be honest and ethical in dealing with each other, employees, customers, vendors and all other third parties.

The rights of other directors, officers and employees and third parties must also be respected. Directors, officers and employees’ actions must be free from discrimination, libel, slander or harassment. Each person must be accorded equal opportunity, regardless of age, race, sex, sexual preference, color, creed, religion, national origin, marital status, veteran’s status, handicap or disability.

Misconduct cannot be excused because it was directed or requested by another. In this regard, directors, officers and employees are expected to alert the Company’s Chief Financial Officer (the officer in charge of the Company’s service functions (finance, human resources, legal and compliance)), whenever an illegal, dishonest or unethical act is discovered or suspected. Directors, officers and employees will not be penalized for reporting discoveries or suspicions in good faith.

The Company conducts its affairs in compliance with applicable laws and regulations of the countries where it does business. Business practices, customs and laws differ from country to country. When conflicts arise between the Company’s ethical practices, and the practices, customs, and the laws of a country, the Company seeks to resolve them consistent with its ethical beliefs. If the conflict cannot be resolved consistent with its ethical beliefs, the Company will not proceed with the proposed action that gives rise to the conflict. These ethical standards reflect who the Company is and the standards by which it chooses to be judged.

A violation of the standards contained in this Code of Ethics will result in corrective action, including possible dismissal.

3.	CONFLICTS OF INTEREST.

Directors, officers and employees must avoid any personal activity, investment or association that interferes or that could appear to interfere with the Company’s best interests. In this regard, directors, officers and employees may not exploit their position or relationship with the Company for personal gain.

For example, there is a likely conflict of interest if a director, officer or employee:

	•	causes the Company to engage in business transactions with relatives or friends;
	•	uses nonpublic customer or vendor information for personal gain by the director, officer or employee or his or her relatives or friends (including securities transactions based on such information);
	•	has any financial interest in the Company’s vendors, customers or competitors;
	•	receives a loan, or guarantee of obligations, from the Company or a third party as a result of his or her position at the Company; or
	•	competes, or prepares to compete, with the Company while still employed by the Company.

There are other situations in which a conflict of interest may arise. If a director, officer or employee has concerns about any situation, the director, officer or employee should discuss the matter with the Company’s Chief Financial Officer (the officer in charge of the Company’s service functions (finance, human resources, legal and compliance) or its Chairman in order to determine whether a conflict of interest has occurred or may occur as a result of the situation.

4.	GIFTS, BRIBES AND KICKBACKS.

Other than for modest gifts given or received in the normal course of business, no director, officer or employee or his or her relatives may give gifts to, or receive gifts from, the Company’s customers and vendors. In no event should a director, officer or employee put the Company or himself or herself in a position that would be embarrassing if the gift was made public.

Any director, officer or employee who pays or receives bribes or kickbacks will be subject to appropriate reprimand by the Company, including termination and may be reported, as warranted, to the appropriate authorities. A kickback or bribe includes any item intended to improperly obtain favorable treatment.

5.	LOANS.

Directors and officers may not request or accept any loans or payroll advances from the Company.

6.	IMPROPER USE OR THEFT OF THE COMPANY PROPERTY.

Every director, officer or employee must safeguard Company’s property from loss or theft, and may not take such property for personal use. The Company’s property includes confidential information, software, computers, office equipment, and supplies. Each director, officer and employee must appropriately secure all the Company’s property within his or her control to prevent its unauthorized use. Use of the Company’s electronic communications systems must conform with acceptable standards.

7.	COVERING UP MISTAKES; FALSIFYING RECORDS.

Mistakes should never be covered up, but should be immediately fully disclosed and corrected. Falsification of any Company, client or third party record is prohibited.

8.	PROTECTION OF THE COMPANY, CLIENT OR VENDOR INFORMATION.

Directors, officers and employees may not use or reveal Company, customer or vendor confidential or proprietary information to others. Additionally, directors, officers and employees must take appropriate steps - including securing documents, limiting access to computers and electronic media, and proper disposal methods - to prevent unauthorized access to such information. Proprietary and/or confidential information includes, among other things, business methods, pricing and marketing data, strategy, computer code, research, information about, or received from, the Company’s current, former and prospective customers and vendors.

9.	GATHERING COMPETITIVE INFORMATION.

Directors, officers and employees may not accept, use or disclose the confidential information of our competitors. When obtaining competitive information, directors, officers and employees must not violate our competitors’ rights. Particular care must be taken when dealing with competitors’ customers, ex-customers and ex-employees. Directors, officers and employees must never ask for confidential or proprietary information or ask a person to violate a non-competition or non-disclosure agreement. If directors, officers and employees are uncertain about these obligations, the Legal Department can assist them.

10.	SALES: DEFAMATION AND MISREPRESENTATION.

Aggressive selling should not include misstatements, innuendo or rumors about the Company’s competition or their products and financial condition. Directors, officers and employees must not make unsupportable promises concerning the Company’s products and services.

11.	USE OF THE COMPANY AND THIRD PARTY SOFTWARE.

Company and third party software may be distributed and disclosed only to those persons and entities authorized to use it, and to customers in accordance with terms of the Company’s agreements that are approved in accordance with Company policy.  In addition, Company and third party software may not be copied without specific authorization and may only be used to perform assigned responsibilities.

All third-party software must be properly licensed. The license agreements for such third party software may place various restrictions on the disclosure, use and copying of the software.

12.	DEVELOPING SOFTWARE.

Directors, officers and employees involved in the design, development, testing, modification or maintenance of the Company’s software must not tarnish or undermine the legitimacy and “cleanliness” of the Company’s products by copying or using unauthorized third party software or confidential information. Directors, officers and employees may not possess, use or discuss proprietary computer code, output, documentation or trade secrets of a third party, unless authorized by such party.

13.	FAIR DEALING.

No director, officer or employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.

14.	FAIR COMPETITION AND ANTITRUST LAWS.

The Company must comply with all applicable fair competition and antitrust laws. These laws attempt to ensure that businesses compete fairly and honestly and prohibit conduct seeking to reduce or restrain competition. If directors, officers or employees are uncertain whether a contemplated action raises unfair competition or antitrust issues, the Legal Department can assist them.

15.	SECURITIES TRADING.

Directors, officers and employees must at all times comply with the Company’s Insider Trading Policy. Without limiting the terms of that policy:

• it is illegal to buy or sell securities using material information not available to the public; and
• persons who give such undisclosed “inside” information to others will also be liable.

If directors, officers and employees are uncertain about their obligations with respect to securities trading and insider information, the Legal Department can assist them.

16.	POLITICAL CONTRIBUTIONS.

No Company funds may be given directly to political candidates in violation of applicable laws and without the prior approval of the Company’s Board of Directors. Directors, officers and employees may, however, engage in political activity with their own resources on their own time.

17.	RETENTION OF BUSINESS RECORDS.

The Company business records must be maintained for the periods specified in the Company’s Record Retention Policy. Records may be destroyed only at the expiration of the pertinent period. In no case may documents involved in a pending or threatened litigation, government inquiry or under subpoena or other information request, be discarded or destroyed, regardless of the periods specified in the Record Retention Policy. In addition, directors, officers and employees may never destroy, alter, or conceal, with an improper purpose, any record or otherwise impede any official proceeding, either personally, in conjunction with, or by attempting to influence, another person.

18.	ADDITIONAL PROVISIONS FOR SENIOR FINANCIAL OFFICERS.

The following provisions of this Code of Ethics apply to the Company’s Chief Executive Officer, Chief Financial Officer, and Controller (“Senior Financial Officers”). Their purpose is to promote honest and ethical conduct and compliance with the law, particularly as related to the maintenance of the Company’s financial records and the preparation of financial statements filed with the Securities and Exchange Commission and Canadian securities regulatory authorities. The specific obligations of Senior Financial Officers set out in this Section supplement, but do not replace, the code of conduct applicable to all directors, officers and employees set out in this Code of Ethics.

1.	Senior Financial Officers are expected to carry out their responsibilities honestly and with integrity, exercising at all times their best independent judgment.

2.

Senior Financial Officers should avoid, to the extent possible, situations in which their own interests conflict, or may appear to conflict, with the interests of the Company. Conflicts of interest are sometimes unavoidable, however. In any case in which a Senior Financial Officer finds himself or herself with an actual or apparent conflict of interest, he or she should promptly disclose it to the Chief Executive Officer (or if the Chief Executive Officer is involved in the matter giving rise to the conflict, then to the Chief Financial Officer) who will review the transaction or relationship. If such officer determines that a material conflict does exist, he will refer the matter to the Audit Committee of the Board of Directors, which shall determine how the situation should be resolved.

3.

Senior Financial Officers are responsible for assuring full, fair, accurate, timely and understandable disclosure of relevant financial information to shareholders and investors. In particular they are responsible for assuring that the Company complies with SEC rules and Canadian securities laws governing disclosure of financial information and for assuring that press releases and communications with investors and securities analysts are fair and accurate. Among other things, Senior Financial Officers should:

(a)

establish and maintain internal controls and procedures and disclosure controls and procedures designed to assure that financial information is recorded, processed and transmitted to those responsible for preparing periodic reports and other public communications containing financial information so that they are complete, accurate, and timely;

(b)

carefully review each periodic report for accuracy and completeness before it is filed with the SEC and Canadian securities regulatory authorities and carefully review each public communication containing financial information before it is released;

(c)

promptly disclose to their superiors, and if necessary to the Audit Committee of the Board of Directors and the Company’s independent auditors, any material weaknesses in, or concerns regarding, the Company’s disclosure, disclosure controls or internal controls; and

	(d)	comply at all times with applicable governmental laws, rules and regulations.

4.	Senior Financial Officers should promptly bring to the attention of the Audit Committee or the full Board of Directors:

	(a)	any matters that could compromise the integrity of the Company’s financial reports;

(b) any disagreement with respect to any material accounting matter;

(c) any violation of this Code of Ethics or of any law or regulation related to the Company’s accounting or financial affairs; and

(d) any allegation or question concerning the integrity of the Company’s reporting process.

19.	PROVISIONS FOR LEGAL COUNSEL.

In addition to complying with all applicable aspects of this Code of Ethics, the Company’s legal counsel shall comply with all applicable standards of professional conduct for lawyers.

20.	REPORTING VIOLATIONS.

If a director, officer or employee is powerless to stop suspected misconduct or he or she discovers it after it has occurred, the director, officer or employee must report it to the Company’s Chief Financial Officer (the officer in charge of the Company’s service functions (finance, human resources, legal and compliance)) or its Chairman.  If the reporting director, officer or employee is not satisfied with the action taken by such officer in response to the reported misconduct, he or she shall report the circumstances to the Chairman of the Audit Committee or the Chairman of the Corporate Governance, Human Resources and Compensation Committee of the Company’s Board of Directors. Directors, officers and employees reporting misconduct in good faith and in accordance with these procedures will be protected from retaliation.

The Chief Executive Officer shall provide regular reports to the Company’s Board of Directors of any violations of this Code of Ethics.

21.	VIOLATIONS.

All directors, officers and employees are required to read, understand and comply, as applicable, with the terms of this Code of Ethics. Any violation by an director, officer or employee of the terms of this Code of Ethics will be considered to be a breach of his or her duties and, if applicable, employment contract with the Company and such director, officer or employee will be subject to appropriate reprimand by the Company, including termination. Violations of this Code of Ethics may also be reported, as warranted, to the appropriate authorities.

724 SOLUTIONS INC.
CODE OF ETHICS

ACKNOWLEDGEMENT FORM FOR OFFICERS AND EMPLOYEES

I have received a copy of and carefully read and understand the 724 Solutions Inc. Code of Ethics. I will follow the Code of Ethics and comply with the Company’s requirements set out in the Code of Ethics going forward. I acknowledge that the Code of Ethics forms part of the terms of my employment with 724 Solutions Inc. and its subsidiaries.

Signature of Officer or Employee

Printed name of Officer or Employee

Date

724 SOLUTIONS INC.
CODE OF ETHICS

ACKNOWLEDGEMENT FORM FOR SENIOR FINANCIAL OFFICERS

I have received a copy of and carefully read and understand the 724 Solutions Inc. Code of Ethics, including, without limitation, the specific provisions for senior financial officers. I will follow the Code of Ethics and comply with the Company’s requirements set out in the Code of Ethics (including, without limitation, the specific provisions for senior financial officers) going forward. I acknowledge that the Code of Ethics forms part of the terms of my employment with 724 Solutions Inc. and its subsidiaries.

Signature of Senior Financial Officer

Printed name of Senior Financial Officer

Date

724 SOLUTIONS INC.
CODE OF ETHICS

ACKNOWLEDGEMENT FORM FOR NON-MANAGEMENT DIRECTORS

I have received a copy of and carefully read and understand the 724 Solutions Inc. Code of Ethics. I will follow the Code of Ethics and comply with the Company’s requirements set out in the Code of Ethics going forward. I acknowledge that I am required to comply with the Code of Ethics as part of my responsibilities as a director of 724 Solutions Inc.

Signature of Director

Printed name of Director

Date